EXHIBIT 10.18
LEASE
ARTICLE 1. LEASE TERMS
1.1	LANDLORD AND TENANT. This Lease (“Lease”) is entered into this 26th day of September 2005 by and between Industrial Equities Group LLC (“Landlord”) and Cardiovascular Systems, Inc. (“Tenant”).

1.2	PREMISES. Landlord hereby rents, leases, lets and demises to Tenant the following described property (“Premises”) as illustrated on the site plan attached hereto as Exhibit A; approximately 3,105 square feet of warehouse space and 22,364 square feet of office space and 107 square feet of common area (25,576 total square feet) located at Lakeview Business Campus III, 651 Campus Drive, New Brighton, Minnesota which consists of approximately 46,970 square feet (“Building”). A floor plan of the Premises is attached as Exhibit B and a description of improvements, if any, to be constructed is attached hereto as Exhibit C.

1.3	LEASE TERM. The term of this Lease shall commence on November 1, 2005 (“Commencement Date”) and shall terminate January 31, 2012 unless sooner terminated as hereinafter provided. In the event that Tenant does not vacate the Premises upon the expiration or termination of this Lease, Tenant shall be a tenant at will for the holdover period and all the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as base rental for the period of such holdover an amount equal to one & one-half (1½) times the base rent which would have been payable by Tenant had the holdover period been a part of the original term of this Lease, together with all additional rent as provided in this Lease. Tenant agrees to vacate and deliver the Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate. The rental payable during the holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the term of this Lease.

1.4	BASE RENT. Base Rent is:

		Total Annual
Months	Monthly Base Rent	Base Rent
Nov. 1, 2005 – Jan. 31, 2006	$0.00
Feb. 1, 2006 – Jan. 31, 2007	$19,177.00	$230,124.00
Feb. 1, 2007 – Jan. 31, 2008	$19,560.54	$234,726.48
Feb. 1, 2008 – Jan. 31, 2009	$19,951.75	$239,421.01
Feb. 1, 2009 – Jan. 31, 2010	$20,350.79	$244,209.43
Feb. 1, 2010 – Jan. 31, 2011	$20,757.80	$249,093.62
Feb. 1, 2011 – Jan. 31, 2012	$21,172.96	$254,075.49
1.5	PERMITTED USE. Office, Warehouse and related legal purposes.

1.6	SECURITY DEPOSIT. $29,804.86 (equal to one month’s gross rent)

1.7	PRO RATA SHARE. 54.45%

1.8	PARKING. Ninety (90) non-exclusive parking stalls shall be provided.

1.9	ADDRESSES.

Landlord’s Address:	Tenant’s Address:

Industrial Equities Group LLC	Cardiovascular Systems, Inc.
c/o Industrial Equities LLP	651 Campus Drive
321 First Avenue North	New Brighton, MN 55112
Minneapolis, MN 55401	Attn: James Flaherty
Phone: 612/ 332-1122	Phone: (763) 544-1890

ARTICLE 2. RENT, OPERATING EXPENSES AND SECURITY DEPOSIT, LATE CHARGES
AND REPAYMENT OF FREE RENT
2.1	BASE RENT. Tenant agrees to pay monthly as Base Rent during the term of this Lease the sum of money set forth in Section 1.4 of this Lease, which amount shall be payable to Landlord at the address shown above. One monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date during the term of this Lease; provided, if the Commencement Date should be a date other than the first day of a calendar month, then the base rent shall be pro rated on a per diem basis, and all succeeding installments of rent shall be payable on or before the first day of each succeeding calendar month during the term of this Lease. Tenant shall pay, as additional rent, all other sums due under this Lease. Notwithstanding anything in this Lease to the contrary, if Landlord, for any reason whatsoever (other than Tenant’s default), cannot deliver possession of the Premises to the Tenant on the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom, nor shall the expiration of the term be extended, but all rent shall be abated until Landlord delivers possession. Notwithstanding the foregoing, in the event Landlord fails to deliver the Premises to Tenant in the condition required by the Commencement Date, then Tenant shall have the right to terminate this Lease after December 31, 2005 by providing five (5) days written notice to Landlord.

2.2	OPERATING EXPENSES. Tenant shall also pay as additional rent Tenant’s pro rata share of the Operating Expenses of Landlord for the Building. Landlord may invoice Tenant monthly for Tenant’s pro rata share of the estimated Operating Expenses for each calendar year, which amount shall be adjusted from time to time by Landlord based upon anticipated operating expenses. Within six (6) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail the computations of additional rent due under this Section. In the event the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by evidence of a credit to Tenant’s account. In any event, if the accounting shows that the total of the monthly payments made by Tenant is less than the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional rent. Notwithstanding any other provisions in this Lease, during the year in which this Lease terminates, Landlord, prior to the termination date, shall have the option to invoice Tenant for Tenant’s pro rata share of the Operating Expenses based upon the previous calendar year’s Operating Expenses. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any additional rent payable by Tenant applicable to the year in which the termination shall occur shall be pro rated on the ratio that the number of days from the commencement of the calendar year to and including such termination date bears to 365. Tenant agrees to pay any additional rent due under this Section within ten (10) days following receipt of the invoice or accounting showing additional rent due. Tenant’s pro rata share set forth in Section 1.7 shall, subject to reasonable adjustment by Landlord, be equal to a percentage based upon a fraction, the numerator of which is the total area of the Premises as set forth in Article 1 and the denominator of which shall be the net rentable area of the Building, as the same may change from time to time. Landlord shall maintain books and records showing, in reasonable detail, actual Operating Expenses in accordance with generally accepted accounting principles. All such books and records shall be made available to Tenant for inspection upon reasonable prior notice.

2.3	DEFINITION OF OPERATING EXPENSES. The term “Operating Expenses” includes all expenses incurred by Landlord with respect to the maintenance and operation of the Building, including, but not limited to, the following: maintenance, repair and replacement costs; electricity, fuel, water, sewer, gas and other common Building utility charges; equipment used for maintenance and operation of the Building; operational expenses; exterior window washing and janitorial services; trash and snow removal; landscaping and pest control; management fees, wages and benefits payable to employees of Landlord whose duties are directly connected with the operation and maintenance of the Building; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building or project including parking and common areas; improvements made to the Building which are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed; installation of any device or other equipment which improves the operating efficiency of any system within the Premises and thereby reduces Operating Expenses; all other expenses which would generally be regarded as operating, repair, replacement and maintenance expenses; all real property taxes and installments of special assessments, including dues and assessments by means of deed restrictions and/or owner’s association which accrue against the Building during the term of this Lease and legal fees incurred in connection with actions to reduce the same; and all insurance premiums Landlord is required to pay or deems necessary to pay, including fire and extended coverage, and rent loss and public liability insurance.

Notwithstanding the foregoing, Operating Expenses shall not include the following:
i.	repairs or other work occasioned by fire, windstorm or other casualty, to the extent that the costs thereof are reimbursed to Landlord by insurers, or would have been reimbursed had the insurance required hereunder been maintained, or by governmental authorities in eminent domain;

ii.	leasing commission, attorneys’ fees and other expenses incurred in connection with negotiations or disputes with tenants, or prospective tenants of the Building;

iii.	costs incurred in renovating or otherwise improving or decorating or redecorating space for tenants in the Building or other space leased or held for lease in the Building;

iv.	Landlord’s costs of utilities, janitorial and other services sold to tenants for which Landlord is entitled to be reimbursed by tenants;

v.	Depreciation and amortization;

vi.	Costs which under generally accepted accounting principles, consistently applied, must be capitalized, and such costs shall be amortized over there useful life, not to exceed fifteen (15) years, at 10% interest;

vii.	Interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases;

viii.	The cost of changes to the Building, parking structure, or the appurtenances in compliance with any laws, statutes, ordinances, rules or directives enacted prior to the Commencement Date; and

ix.	Any charges for ground leases or other underlying leases, easements or any other similar or dissimilar use fees or other costs.
2.4	INCREASE IN INSURANCE PREMIUMS. If an increase in any insurance premiums paid by Landlord for the Building is caused by Tenants use of the Premises or if Tenant vacates the Premises and causes an increase in such premiums, then Tenant shall pay as additional rent the amount of such increase to Landlord.

2.5	SECURITY DEPOSIT. The security deposit set forth in Section 1.6 shall be held by Landlord for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood that the security deposit shall not be considered an advance payment of rental or a measure of Landlord’s damage in case of default by Tenant. Upon the occurrence of any event of default by Tenant or breach by Tenant of Tenant’s covenants under this Lease, and Tenant’s failure to cure within the applicable time frame, Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent, or to repair any damage or injury, or pay any expense or liability reasonably incurred by Landlord as a result of the event of default or breach of covenant, and any remaining balance of the security deposit shall be returned by Landlord to Tenant upon termination of this Lease. If any portion of the security deposit is so used or applied, Tenant shall upon ten (10) days written notice from Landlord, deposit with Landlord by cash or cashier’s check an amount sufficient to restore the security deposit to its original amount.

2.6	LATE CHARGES. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain, such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord doesn’t receive any rent payment within five (5) days after it becomes due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Tenant shall have two (2) annual late payment waivers provided payment is received within five (5) business days of written notice from Landlord.

2.7	INTEREST ON PAST DUE OBLIGATIONS. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

ARTICLE 3. OCCUPANCY AND USE
3.1	USE. Tenant warrants and represents to Landlord that the Premises shall be used and occupied only for the purpose as set forth in Section 1.5. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create a nuisance. Tenant shall not permit any operation which emits any odor or matter which intrudes other portions of the Building or otherwise interfere with, annoy or disturb any other portions of the Building or otherwise interfere with, annoy or disturb any other lessee in its normal business operations or Landlord in its management of the Building. Tenant shall neither permit any waste on the Premises nor permit the Premises to be used in any way which would in the opinion of Landlord, be extra hazardous on account of fire or which would in any way increase or render void the fire insurance on the Building.

3.2	SIGNS. No sign or stickers of any type or description (to include security stickers) shall be erected, placed or painted in or about the Premises or Building which are visible from the exterior of the Premises, except those submitted to, and approved by Landlord in writing, which approval shall not be unreasonably withheld, and are in conformance with Landlord’s sign criteria, if any, established for the Building. Security stickers may be placed on glass surfaces only.

3.3	COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Tenant, at Tenant’s sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over the use, condition or occupancy of the Premises but only if the requirements apply to Tenant’s specific use of the Premises and not to office or retail use generally, and otherwise Landlord shall be responsible for such compliance. Tenant will comply with the reasonable rules and regulations of the Building adopted by Landlord. Landlord shall have the right at all times to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the Premises. All rules and regulations of the Building will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.

3.4	WARRANTY OF POSSESSION. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required rents and subject to the terms, conditions, covenants and agreements contained in this Lease, shall have possession of the Premises during the full term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other Lessee or third party that may interfere with Tenant’s use and enjoyment of the Premises.

3.5	RIGHT OF ACCESS. Upon reasonable prior notice, Landlord or its authorized agents shall at any and all reasonable times during usual business hours have the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers, Lessees, mortgagees, insurers or other interested parties, and to alter, improve or repair the Premises or any other portion of the Building. Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or use of the Premises, and any other loss occasioned thereby. Notwithstanding the foregoing, Landlord agrees to exercise the rights set forth herein in a manner that does not unreasonably interrupt or impair Tenant’s use of the Premises. Tenant shall not change Landlord’s lock system or in any other manner prohibit Landlord from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefore. Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires in, to and through the Premises as often and to the extent that the Landlord may now or hereafter deem to be necessary or appropriate for the proper use, operation and maintenance of the Building, provided the same does not unreasonably interfere with Tenant’s use or operation of the Premises.
ARTICLE 4. UTILITIES AND ACTS OF OTHERS
4.1	BUILDING SERVICES. Tenant shall pay when due, all charges for utilities furnished to or for the use or benefits of Tenant or the Premises. Tenant shall have no claim for rebate of rent on account of any interruption in service.

4.2	THEFT OR BURGLARY. Landlord shall not be liable to Tenant for losses to Tenant’s property or personnel caused by criminal acts or entry by unauthorized persons into the Premises or the Building.
ARTICLE 5. REPAIRS AND MAINTENANCE
5.1	LANDLORD REPAIRS. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Building during the term of this Lease except as are set forth in this Section. Landlord shall maintain only the roof, foundation, parking and common areas, the structural soundness of the exterior walls, doors, corridors and other structures serving the Premises, provided that Landlord’s cost of maintaining, replacing and repairing the items set forth in this Section are operating expenses subject to the additional rent provisions in Section 2.2 and 2.3. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease; provided, however, if Landlord fails to complete a repair obligation within (15) days after receipt of notice from Tenant, Tenant shall have the right to complete the repair and bill Landlord for the reasonable cost of said repair.

5.2	TENANT REPAIRS. Tenant shall, at all times throughout the term of this Lease, including renewals and extensions, at its sole expense, keep and maintain the Premises in a clean, safe, and sanitary condition and in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant’s obligations hereunder shall include, but not be limited to, the maintenance, repair and replacement, if necessary, of all heating, ventilation, air conditioning, lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. The Tenant shall keep and maintain all portions of the Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice shall have been given Tenant, in accordance with this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all costs plus fifteen percent (15%) for overhead incurred by Landlord in making such repairs upon presentation to Tenant of bill therefore. Notwithstanding the foregoing, provided Tenant has engaged in a consistent, professional maintenance contract for the HVAC equipment serving the Premises, then Tenant shall not be required at lease termination to replace any HVAC equipment serving the Premises.

5.3	TENANT DAMAGES. Tenant shall not allow any damages to be committed on any portion of the Premises or Building or common areas, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in as good condition as existed at the Commencement Date of this Lease, ordinary wear and tear excepted. The cost and expense of repairs necessary to restore the Premises to the condition required herein shall be borne by Tenant.
ARTICLE 6. ALTERATIONS AND IMPROVEMENTS
6.1	LANDLORD IMPROVEMENTS. Landlord shall provide the improvements (as outlined on Exhibit B), consistent with the attached Exhibit C, to include:
0	Demo walls as required per plan

1	Construct new walls as required per plan

2	Paint all drywall walls

3	Furnish and install new carpet and base

4	VCT to be cleaned, patched and repaired as necessary

5	Replace ceiling tiles as necessary

6	Re-lamp lights as necessary

7	Existing electrical to remain for Tenant’s future use; provided, however, that Landlord shall provide all required electrical that may be necessary due to wall modifications

8	Restrooms cleaned and all plumbing certified in good working order

•	Service and certify that the HVAC unit(s) serving the Premises are in good working order, and replace the compressor unit(s), if required, within one year following the Commencement Date
Landlord further agrees to provide the additional improvements as discussed in the meeting with Paul Robinson on August 31, 2005 to upgrade the existing clean room to Class 10,000, to include the following:
0	Furnish and install (8) 120v cord drops and (?) 102/220 cord drops

1	Furnish and install (6) HEPA filters for clean room

2	Provide plentium drop vent covers

3	Furnish and install (5) argon lines

4	Furnish and install (23) air lines

5	Construct drywall chases for floor air ducting

6	Furnish and install (3) stainless steel double sinks and (4) stainless steel sink sinks

7	Furnish and install cabinets (upper and/or lower and countertops) in machine shop, chemical lab and production per plan
6.2	TENANT IMPROVEMENTS. Tenant shall not make or allow to be made any alterations or physical additions in or to the Premises without first obtaining the written consent of Landlord, which consent may in the sole and absolute discretion of Landlord be denied. Any alterations, physical additions or improvements to the Premises made by Tenant shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease, provided, however, Landlord, at its option, may require Tenant to remove any physical additions and/or repair any alterations in order to restore the Premises to the conditions existing at the time Tenant took possession, all costs of removal and/or alterations to be borne by Tenant. This clause shall not apply to moveable equipment or furniture owned by Tenant, which may be removed by Tenant at the end of the term of this Lease if Tenant is not then in default and if such equipment and furniture are not subject to any other rights, liens and interests of Landlord.
ARTICLE 7. CASUALTY AND INSURANCE
7.1	SUBSTANTIAL DESTRUCTION. If all or a substantial portion of the Premises or the Building should be totally destroyed by fire or other casualty, or if the Premises or the Building should be damaged so that rebuilding cannot reasonably be completed within one hundred eighty (180) working days after the date written notification by Tenant to Landlord of the destruction, or if insurance proceeds are not made available to Landlord, or are inadequate for restoration, this Lease shall terminate at the option of either party by written notice to the other party within sixty (60) days following the occurrence, and the rent shall be abated for the unexpired portion of the Lease effective as of the date of this written notification.

7.2	PARTIAL DESTRUCTION. If the Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within one hundred eighty (180) working days from the date of written notification by Tenant to Landlord of the destruction, and insurance proceeds are adequate and available to Landlord for restoration, this Lease shall not terminate, and Landlord shall at its sole risk and expense proceed with reasonable diligence to rebuild or repair the Building or other improvements to substantially the same condition in which they existed prior to the damage. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage and the damage or destruction was not caused or contributed to by act of negligence of Tenant, its agents, employees, invitees or those for whom Tenant is responsible, the rent payable under this Lease during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. In the event Landlord fails to complete the necessary repairs or rebuilding within one hundred eighty (180) working days from the date of written notification by Tenant to Landlord of the destruction, Tenant may at its option to terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations under this Lease shall cease to exist.

7.3	PROPERTY INSURANCE. Landlord shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Tenant upon or within the Premises, any fixtures installed or paid for by Tenant upon or within the Premises, or any improvements which Tenant may construct on the Premises. Tenant shall maintain property insurance on its personal property and shall also maintain plate glass insurance. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord even if the cost of such insurance is borne by Tenant as set forth in Article 2. Landlord shall maintain commercially reasonable casualty insurance on the Building and all improvements.

7.4	WAIVER OF SUBROGATION. Anything in this Lease to the contrary not withstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, the improvements of the Building or personal property within the Building, by reason of fire or the elements, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees. Landlord and Tenant agree immediately to give their respective insurance companies which have issued policies of insurance covering all risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section.

7.5	HOLD HARMLESS. Landlord shall not be liable to Tenant’s employees, agents, invitees, licensees or visitors, or to any other person, for an injury to a person or damage to property on or about the Premises caused by any act or omission of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation by Tenant, or caused by the improvements located on the Premises becoming out of repair, the failure or cessation of any service provided by Landlord (including security service and devices), or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, except to the extent that liability for damage or loss is caused by the gross negligence of Landlord, its agents, contractors or employees. Tenant agrees to indemnify and hold harmless Landlord of and from any loss, attorney’s fees, expenses or claims arising out of any such damage or injury.

7.6	PUBLIC LIABILITY INSURANCE. Tenant shall during the term hereof keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Premises and the business of Tenant, on terms and with companies reasonably approved in writing by Landlord; in which both Tenant and Landlord shall be covered by being named as insured parties under reasonable limits of liability not less than $1,000,000, or such greater coverage as landlord may reasonably require, combined single limit coverage for injury or death. Such policy or policies shall provide that thirty (30) days’ written notice must be given to Landlord prior to cancellation thereof. Tenant shall furnish evidence satisfactory to Landlord at the time this Lease is executed that such coverage is in full force and effect.
ARTICLE 8. CONDEMNATION
8.1	SUBSTANTIAL TAKING. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to a separate award granted to Tenant.

8.2	PARTIAL TAKING. If all or a substantial part of this Premises are taken for an public or quasipublic use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 8.1 above, the rent payable under this Lease during the unexpired portion of the term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. If not so terminated, then landlord shall restore the Building and the Premises to a complete architectural unit and rent shall abate until Landlord completes its restoration obligation. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to any separate award grated to Tenant. Landlord shall commence restoration and shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of condemnation or sale proceeds adjustment by Landlord; and Tenant shall have no right to terminate this Lease except as herein provided. Upon completion of such restoration, the rent shall be adjusted based upon the portion, if any, of the Premises restored.

ARTICLE 9. ASSIGNMENT OR SUBLEASE
9.1	LANDLORD ASSIGNMENT. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Building. Any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, assignment or transfer.

9.2	TENANT ASSIGNMENT. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation by transfer of a majority interest of stock, merger, or dissolution, which transfer of majority interest of stock, merger or dissolution shall be deemed an assignment) or mortgage or pledge the same, or sublet the Premises, in whole or in part, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, and in no event shall said such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. Notwithstanding anything in this Lease to the contrary, in the event of any assignment or sublease, any option or right of first refusal granted to Tenant shall not be assignable by Tenant to any assignee or subleasee. No assignee or subleasee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Notwithstanding the foregoing, Tenant shall have the right to assign or sublet the Premises without without Landlord’s consent to any of the following (a “Permitted Transferee”): (i) any successor corporation or other entity resulting from the merger or consolidation of Tenant; (ii) any entity that which controls, is controlled by, or is under common control with Tenant; or, (iii) any purchaser of all or substantially all of Tenant’s assets.

9.3	CONDITIONS OF ASSIGNMENT. With the exception of an assignment or sublease to a Permitted Transferee, if Tenant desires to assign or sublet all or any part of the Premises, it shall so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord With a copy of the proposed assignment or sublease and such information as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed sublessee or assignee. Within fifteen(15) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Landlord shall have the following options: (1) cancel this Lease as to the Premises or portion thereof proposed to be assigned or sublet; (2) consent to the proposed assignment or sublease, and, if the rent due payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or, sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant; or (3) refuse, in its sole and absolute discretion and judgment, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of this assignment or sublease, and Landlord shall have a security interest in all properties on the Premises to secure payment of such sums. Any collection directly by Landlord from the assignee or sublessee shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligation under this Lease.

9.4	RIGHTS OF MORTGAGE. Tenant accepts this Lease subject and subordinate to any recorded mortgage presently existing or hereafter created upon the Building and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building. Landlord is hereby irrevocably vested with full power and authority to subordinate Tenant’s interest under this Lease to any first mortgage lien hereafter placed on the Premises, and Tenant agrees upon demand to execute additional instruments subordinating this Lease as landlord may require. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust on the Premises, Tenant shall be bound to the transferee (sometimes called the “Purchaser”) at the option of the Purchaser, under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its Landlord. Notwithstanding the foregoing, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default hereunder.

9.5	TENANT’S STATEMENT. Tenant agrees to furnish, from time to time, within fifteen (15) days after receipt of a request from Landlord to Landlord’s mortgagee, a statement certifying, if applicable, the following: Tenant is in possession of the Premises; the Premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim or offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more then one month in advance; there is no existing default by reason of some act or omission by Landlord; and such other matters may be reasonably required by Landlord or Landlord’s mortgagee. Tenant’s failure to deliver such statement, in addition to being a default under this Lease, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease, and that Landlord has not received more than one month’s rent in advance. Tenant agrees to furnish, from time to time, within ten (10) days after receipt of request from Landlord, a current financial statement of Tenant, certified as true and correct by Tenant.
ARTICLE 10. OMITTED
ARTICLE 11. DEFAULT AND REMEDIES
11.1	DEFAULT BY TENANT. The following shall be deemed to be events of default (“Default”) by Tenant under this Lease: (1) Tenant shall fail to pay when due any installment of rent or any other payment required pursuant to this Lease; (2) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and the failure is not cured within ten (10) days after written notice to Tenant or such additional time period as is reasonably necessary to cure such default, provided Tenant commences such cure and proceeds with due diligence to cure such default: (3) Tenant shall file a petition or if an involuntary petition is filed against Tenant, or becomes insolvent, under any applicable federal or state bankruptcy or insolvency law or admits that it cannot meet its financial obligation as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant; or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or (4) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or the Building and/or project of which the Premises are a part.

In the event that an order for relief is entered in any case under Title 11, U.S.C. (the “Bankruptcy Code”) in which Tenant is the debtor and: (A) Tenant as debtor-in-possession, or any trustee who may be appointed in the case (the “Trustee”) seeks to assume the Lease, then Tenant, or Trustee if applicable, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of Tenant’s future performance under this Lease by depositing with Landlord a sum equal to the lesser of twenty-five percent (25%) of the rental or other charges due for the balance of this Lease term or six (6) months’ rent (“Security”), to be held (without any allowance or interest thereon) to secure Tenant’s obligation under the Lease, and (B) Tenant, or Trustee if applicable, seeks to assign the Lease after assumption of the same, then Tenant, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of the proposed assignee’s future performance under the Lease by depositing with Landlord, a sum equal to the Security to be held (without any allowance or interest thereon) to secure performance under the Lease. Nothing contained herein expresses or implies, or shall be construed to express or imply, that Landlord is consenting to assumption and/or assignment of the Lease by Tenant, and Landlord expressly reserves all of its rights to object to any assumption and/or assignment of the Lease. Neither Tenant nor any Trustee shall conduct or permit the conduct of any “fire”, “bankruptcy”, “going out of business” or auction sale in or from the Premises.

11.2	REMEDIES FOR TENANT’S DEFAULT. Upon the occurrence of a Default as defined above, Landlord may elect either (i) to cancel and terminate this Lease and this Lease shall not be treated as an asset of Tenant’s bankruptcy estate, or (ii) to terminate Tenant’s right to possession only without canceling and terminating Tenant’s continued liability under this Lease. Notwithstanding the fact that initially Landlord elects under (ii) to terminate Tenant’s right to possession only, Landlord shall have the continuing right to cancel and terminate this Lease by giving three (3) days’ written notice to Tenant of such further election, and shall have the right to pursue any remedy at law or in equity that may be available to Landlord.

In the event of election under (ii) to terminate Tenant’s right to possession only, Landlord may, at Landlord’s option, enter the Premises and take and hold possession thereof, without such entry into possession terminating this Lease or releasing Tenant in whole or in part from Tenants obligation to pay all amounts hereunder for the full stated term. Upon such re-entry, Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Such re-entry shall be conducted in the following manner: without resort to judicial process or notice of any kind if Tenant has abandoned or voluntarily surrendered possession of the Premises, and, otherwise, by resort to judicial process. Upon and after entry into possession without termination of the Lease, Landlord may, but is not obligated to, relet the Premises, or any part thereof, to any one other than the Tenant for such time and upon such terms as Landlord, in Landlord’s reasonable discretion, shall determine. Landlord may make alterations and repairs to the Premises to the extent deemed by Landlord necessary or desirable.

Upon such re-entry, Tenant shall be liable to Landlord as follows:
A.	For reasonable attorney’s fees incurred by Landlord in connection with exercising any remedy hereunder.

B.	For the unpaid installments of base rent, additional rent or other unpaid sums which were due prior to such re-entry, including interest and late payment fees, which sums shall be payable immediately.

C.	For the installments of base rent, additional rent, and other sums falling due pursuant to the provisions of this Lease for the period after re-entry during which the Premises remain vacant, including late payment charges and interest, which sums shall be payable as they become due hereunder.

D.	For all reasonable expenses incurred in releasing the Premises, including leasing commissions, attorney’s fees, and costs of alteration or repairs, which shall be payable by Tenant as they are incurred by Landlord: and

E.	While the Premises are subject to any new lease or leases made pursuant to this Section, for the amount by which the monthly installments payable under such new lease or leases is less than the monthly installment for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly.
Notwithstanding Landlord’s election to terminate Tenant’s right to possession only, and notwithstanding any reletting without termination, Landlord, at any time thereafter, may elect to terminate this Lease, and to recover (in lieu of the amounts which would thereafter be payable pursuant to the foregoing, but not in diminution of the amounts payable as provided above before termination), as damages for loss of bargain and not as a penalty, an aggregate sum equal to the amount by which the rental value of the portion of the term unexpired at the time of such election is less than an amount equal to the unpaid base rent, percentage rent, and additional rent and all other charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, which deficiency and all expenses incident thereto, including commissions, attorney’s fees, expenses of alterations and repairs, shall be due to Landlord as of the time Landlord exercises said election, notwithstanding that the term had not expired. If Landlord, after such re-entry, leases the Premises, then the rent payable under such new Lease shall be conclusive evidence of the rental value of the unexpired portion of the term of this Lease.

If this Lease shall be terminated by reason of bankruptcy or insolvency of Tenant, Landlord shall be entitled to recover from Tenant or Tenant’s estate, as liquidated damages for loss of bargain and not as a penalty, the amount determined by the immediately preceding paragraph.

11.3	LANDLORD’S RIGHT TO PERFORM FOR ACCOUNT OF TENANT. If Tenant shall be in Default under this Lease, Landlord may cure the Default at any time for the account and at the expense of Tenant. If Landlord cures a Default on the part of Tenant, Tenant shall reimburse Landlord upon demand for any amount expended by Landlord in connection with the cure, including, without limitation, attorney’s fees and interest.

11.4	INTEREST AND LEASE ENFORCEMENT COSTS. In the event of a Default by Tenant, then, in addition to all other remedies allowed by this Lease or by law, interest will accrue on any delinquent sum at the rate of the lesser of eighteen percent (18%) per annum or the highest rate permitted by law, and (b) Tenant will be liable for all expenses incurred by Landlord in order to enforce Landlord’s rights and remedies on account of that Default. Such enforcement expenses include, without limitation, attorneys’ fees (whether or not suit is actually filed, and, if filed, whether or not incurred in seeking a judgment or order, in defending against any claim or defense raised by Tenant, enforcing a judgment or order, defending a judgment or order on appeal, or successfully appealing any judgment or order); sheriff’s fees; process server’s fees; filing fees; court imposed fees for obtaining any writ; expert witness fees; and, in the case of each suit filed on account of a Tenant Default (including, without limitation, each unlawful detainer action), an automatic charge (in addition to the late charge authorized by Section 2.6), set at the liquidated amount of $300, to cover additional landlord administrative expense associated with litigation. Furthermore, and whether or not Tenant is in default, Tenant will be liable for all expenses incurred by Landlord in successfully establishing its rights or successfully defending against any claim asserted by Tenant in any action in which a court or other tribunal is asked to adjudicate any such matters.

11.5	ADDITIONAL REMEDIES, WAIVER, ETC.
A.	The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise its rights and remedies at any time, in any order, to any extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.

B.	A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time.

C.	No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiesce to, a Default.

D.	No waiver of Default shall extend to or affect any other Default or impair any right or remedy with respect thereto.

E.	No action or inaction by Landlord shall constitute a waiver of Default.

F.	No waiver of a Default shall be effective unless it is in writing and signed by Landlord.
ARTICLE 12. RELOCATION
INTENTIONALLY OMITTED
ARTICLE 13. AMENDMENT AND LIMITATION OF WARRANTIES
13.1	ENTIRE AGREEMENT. It is expressly agreed by Tenant, as a material consideration for the execution of this Lease, that this, Lease, with the specific references to written extrinsic documents, is the entire agreement of the parties: that there are, and were, no verbal representations, warranties, understandings, stipulations, agreements or promises pertaining to this Lease or to the expressly mentioned written extrinsic documents not incorporated in writing in this Lease.

13.2	AMENDMENT. The Lease may not be altered, waived, amended or extended except by a instrument in writing signed by Landlord and Tenant.

13.3	LIMITATION OF WARRANTIES. Landlord and Tenant expressly agree that there are and shall be no implied warranties or merchantability, habitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are not warranties which extend beyond those expressly set forth in this Lease.

ARTICLE 14. MISCELLANEOUS
14.1	SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns. It is hereby covenanted and agreed that should Landlord’s interest in the Premises cease to exist for any reason during this Lease, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect, and Tenant hereunder agrees to attorn to the then owner of the Premises.

14.2	USE OR RENT TAX. If applicable in the jurisdiction where the Premises are issued, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the rent, additional rent, operating expenses or other charges upon which the tax is based as set forth above.

14.3	ACT OF GOD. Landlord shall not be required to perform any covenant or obligation in this Lease, or be liable in damages to Tenant, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by Tenant.

14.4	HEADINGS. The section headings appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any Section.

14.5	NOTICE. All rent and other payments required to be made by Tenant shall be payable to Landlord at the address set forth in Section 1.9. All payments required to be made by Landlord to Tenant shall be payable at the address set forth in Section 1.9, or at any other address within the United States as Tenant may specify from time to time by written notice. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) when deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.9.

14.6	HAZARDOUS SUBSTANCES. Tenant shall not bring or permit to remain on the Premises or Building any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous material, or hazardous substances under any federal, state or local law or regulation (“Hazardous Materials”), unless such materials are properly classed, described, packaged, marked, labeled and in condition for shipment as required or authorized by applicable provisions of Title 49, Code of Federal Regulations, Subtitle B, Chapter I, Subchapter C (“Hazardous Materials Regulations”). Landlord authorizes Tenant to bring or permit to remain on the Premises, as an integral part of Tenant’s business, “hazardous materials” which comply with the applicable requirements or authorizations of Title 49, Code of Federal Regulations. Tenant’s violation of the foregoing prohibition shall constitute a material breach and default hereunder and Tenant shall indemnify, hold harmless and defend Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorney fees and court costs) caused by or arising out of (i) a violation of the foregoing prohibition or (ii) the presence of any Hazardous Materials on, under, or about the Premises or the Building during the term of the Lease in conformance with the requirements of applicable law, Tenant shall immediately give Landlord written notice of any suspected breach of this paragraph; upon learning of the presence of any release of any Hazardous Materials, and upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Premises or the Building. The obligations of Tenant hereunder shall survive the expiration of earlier termination, for any reason, of this Lease. Tenant shall indemnify, hold harmless and defend Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorney fees and court costs) caused by or arising out of the presence of any Hazardous Materials on, under, or about the Premises or the Building during the term of the Lease, except to the extent caused by Tenant.

14.7	SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this

Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.8	LANDLORD’S LIABILITY. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Building as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Building as herein expressly provided.

14.9	BROKERAGE. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder’s fee or other similar charge in connection with this Lease, other than fees due to Steve Chirhart/Griffin Companies which are the responsibility of Landlord. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party.

14.10	BROKER AS OWNER/MANAGEMENT AGENT. Landlord hereby notifies Tenant that the person authorized to execute this Lease and manage the Premises is John N. Allen, who is a licensed Real Estate Broker in the State of Minnesota and Tenant hereby acknowledges and consents to this Landlord/Broker relationship.

14.11	SUBMISSION OF LEASE. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

14.12	OPTION TO RENEW. By written notice given to Landlord at least twelve (12) months prior to the expiration of the term of this Lease, Tenant may elect to renew this Lease for one (1) additional term of five (5) years. The renewal shall be upon all the terms and conditions of this Lease, except the base rent shall be at the then prevailing market rate with annual increases for similar spaces in the market area and provided further that Tenant shall have no further renewal options. If the parties cannot agree on the amount of the prevailing market rate, the matter shall be submitted to binding arbitration in accordance with the rules of the American Arbitrators Association. The arbitrator shall be a Real Estate professional with at least (10) years experience in evaluating properties similar to this building. The arbitrators determined market rate and annual increases shall take effect as of the renewal date of the Lease. This Right of Renewal is not assignable to a sublessee or third party.

14.13	RIGHT OF FIRST REFUSAL. Tenant shall have the Right of First Refusal on any contiguous space within the building for ten (10) days after written notice from Landlord of its availability, provided Tenant is not in default under the terms and conditions of this Lease and provided further that at least five (5) years remain on the Lease term or Tenant agrees to modify the Lease to provide for not less than five (5) years on the total Leased premises. Tenant shall exercise this Right of First Refusal by written notice to Landlord. In the event Tenant so notifies Landlord, then Tenant shall commence rental payments on the date first indicated in Landlords notice and Tenant shall accept such space in its current condition without obligation of Landlord to make Leasehold improvements. If Tenant does not so notify Landlord within ten (10) days thereafter, then Tenant shall be deemed to have waived its Right of First Refusal and Landlord shall proceed to Lease the space. The Right of First Refusal is not assignable. The base rental rate shall be at the then prevailing market rate and annual increases for similar space in the market area. If the parties cannot then agree on the amount of the prevailing market rate, then the matter shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective the day and year first above written.

LANDLORD:		TENANT:
INDUSTRIAL EQUITIES GROUP LLC		CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ JOHN N. ALLEN	By:	/s/ MICHAEL J. KALLOK

John N. Allen

Its:	Managing Agent	Its:	President & CEO

Date:		Date:	26 September 2005

EXHIBIT A

FLOOR PLAN

LEASEHOLD AREA

OFFICE/TECH.:	XX,XXX S.F.
WAREHOUSE:	XX,XXX S.F.
100% OF BLDG. MECH.:	158 S.F.
TOTAL:	47,933 S.F.

KEY PLAN

INDUSTRIAL EQUITIES

ARCHITECTS PROFESSIONAL ASSOCIATION

AS-BUILT PLAN

LEASEHOLD FLOOR PLAN

A-1

EXHIBIT B

FLOOR PLAN

GENERAL NOTES

[illegible]

LEGEND

EXISTING WALLS
NEW WALLS TO UNDERSIDE OF GRID
NEW WALLS TO DECK WITH SOUND INSUL.
NEW WALLS TO 18" WITH SOUND INSUL.
1HR RATED WALLS
TENANT FURNISHED OFFICE CUBICLES

LEASEHOLD AREA

OFFICE/TECH.:	27,384 S.F.
WAREHOUSE	3,128 S.F.
9.43% OF BLDG. MECH.:	197 S.F.
TOTAL:	25,578 S.F.

KEY PLAN

INDUSTRIAL EQUITIES

ARCHITECTS PROFESSIONAL ASSOCIATION

CARDIOVASCULAR SYSTEMS

LEASEHOLD FLOOR PLAN

A-1

1 OF 1

EXHIBIT C
TENANT IMPROVEMENT STANDARDS
1	INTERIOR FINISHES

1.1	Ceilings

Ceilings throughout the office shall be 2’ x 4’ “Second Look II” acoustical ceiling tile or equivalent installed in the building standard exposed grid system at a height of 9’0” above finished concrete floor. The ceiling grid will be installed continuous throughout the suite. The warehouse ceiling shall be exposed prime painted structural steel and metal deck.

1.2	Floors

The typical floor finish in office area shall be carpet. A 28-ounce direct glue down installation is the building standard. Toilet rooms hall receive a 4 foot high wainscoat USPCU071 4 1/4” x 4 1/4” tile or comparable on plumbing wall and wall adjacent to toilet only. Floor area shall be Lonestar 2” x 2” 1050 Gray or comparable. The floor in the entry vestibule shall receive Floorgress 12” x 12” tile or comparable. The warehouse floor shall be existing sealed concrete floor.

1.3	Walls

Typically, interior partition walls throughout the suite will be constructed of 3-5/8” metal studs at 24” on center with one layer each side of 5/8” drywall and shall extend to the underside of the acoustical ceiling grid. Exterior walls in finished areas shall be furred out, insulated, and receive one layer 5/8” drywall. Partition walls in demising location and warehouse separation walls, as shown on the plan, shall be built to the underside of the structural deck above. All walls to deck will include insulation in the stud cavity if required by code. Toilet room walls shall be built to 9 foot A.F.F. with a sheetrock and stud ceiling cap and will include insulation in the stud cavity. All walls in the office will be taped and sanded smooth and shall receive two finish coats of Sherwin Williams flat latex paint. 4” vinyl cove base is included throughout the office. The warehouse walls shall remain unfinished.

2.	DOORS, FRAMES, HARDWARE, INTERIOR WINDOWS AND COUNTER TOPS

2.1	Doors

All swing doors shall be 3’0” x 7’0” solid core plain sliced red oak veneer doors. Doors shall be stained and sealed.

2.2	Finish Hardware

All interior door hardware shall be Schlage “AL Saturn 605 Polished Brass” series and exterior door shall be Schlage “AL Saturn 626 Bell Chrome” series or equal. Locksets are included at suite access doors only.

2.3	Frames

All wood swing doors shall be set in painted 18 gauge hollow metal frames. Exterior door frame to be 16 gauge hollow metal frame.

2.4	Main Entry Doors

The main entry door shall be a 3’0” x 7’0” building standard aluminum and glass door.

2.5	Toilet Room Signage

One restroom sign indicating handicap accessibility shall be included for each restroom as required by code.

2.6	Counter Tops, Window Sills and Cabinets.

All window sills and counter tops shall be light gray Formica laminate S612T NEV-A-MAR.

3.	MECHANICAL

3.1	HVAC

The HVAC in the office and the warehouse will be accomplished with gas heating/cooling roof top units. In areas with finished ceilings all equipment and duct runs, shall be overhead within the ceiling plenum. Diffusers will be building standard, ceiling mounted. Return air grilles are included as required. Positive Room Ventilation is included for the toilet rooms as required. The warehouse shall be heated only by means of gas fired unit heaters to maintain 65°F.

3.2	Fire Protection

The office sprinkler system will be modified as necessary to accommodate the suite layout. Sprinkler heads in the office area shall be building standard. Fire extinguishers will be provided as required by code and the Fire Marshall.

3.3	Plumbing

Water closets shall be building standard tank type units. Lavatories shall be wall-mounted type. Toilet accessories include handicap grab bars as required by applicable code and toilet paper holders.

4.	ELECTRICAL

4.1	Lighting

Lighting throughout the office area will be accomplished by use of building standard 2’ x 4’ parabolic fixtures. The lights will be spaced to provide approximately one fixture (average) for every 100 square feet of office space.

4.2	Light Switches

One single pole switch at suite entry and one switch per private office is included. Three-way switching is included in the warehouse. All other warehouse lights will be switched at the panel.

4.3	Electrical Outlets

Two wall mounted, duplex outlets have been included in each private office.

4.4	Telephone Outlets

One wall-mounted telephone opening has been included in each private office.

4.5	Warehouse Lighting

Metal Halide lights mounted at roof joints are included to provide approximately one fixture per 600 square feet of warehouse.

4.6	Electrical Service

Service to the space shall be 200 ampere 277/480 service.

4.7	Exit Lights

Exit and emergency lighting shall be provided as required by code.

5.	TENANT ENTRANCE

A concrete walkway shall be installed from the parking lot to the main entry door.

6.	ITEMS NOT INCLUDED

6.1	Muzak or telephone communications.

6.2	Security systems, smoke/fire detection systems, access control systems or any related monitoring systems.

6.3	Appliances, vending machines, kitchen equipment.

6.4	Office furniture, moveable partitions, etc.

6.5	Extra cooling capacity for tenant finished equipment.

6.6	Window treatments, i.e., curtains, blinds, etc.

6.7	Millwork: counters, cabinets, shelving, closets, etc., other than those listed within this specification.

6.8	Computer terminal outlets, wiring or systems.

6.9	Electrical items other than those listed within this specification.

6.10	Exhausting of tenant areas; i.e., conference rooms, break rooms, etc.

6.11	Provisions for high pile storage.

6.12	Provisions for smoke ventilation, and combustible, flammable or hazardous chemical and/or material storage.

6.13	Provisions for fire sprinklers requirements beyond that of a Group III, ordinary hazard classification.

6.14	Tenant signage.

6.15	Air make-up for inside vehicle storage.